Exhibit 99.1

[HAWK
Corporation Logo]

Hawk Reports 136 Percent Increase in Operating Income and Returns to Profitability;
Net Sales Increase 18 Percent during the Quarter

CLEVELAND, Ohio – April 28, 2003 – Hawk Corporation (NYSE: HWK) announced today net income of $.01 per diluted share for the first quarter of 2003 on net sales of $58.6 million, representing an increase of 18 percent compared to net sales of $49.8 million in the first quarter of 2002. In the first quarter of 2002, the Company reported a net loss, before a change in accounting principle, of $.07 per diluted share.

The Company’s net sales benefited primarily from new product introductions and market share gains during the quarter in most of its end markets, including construction, agriculture, automotive and lawn and garden. Despite general softness in the commercial aviation market, Hawk’s friction commercial aircraft sales were strong and military sales were particularly robust in light of the Iraqi buildup. The Company continued to experience increased net sales levels during the quarter at all of its foreign operations, including its Mexican and Chinese facilities.

Income from operations increased to $3.3 million, or 136 percent, in the first quarter of 2003 compared to $1.4 million in the year-ago period. Contributing to the increase in operating income during the quarter were gross margin improvements in the friction products and precision component segments due to improved absorption of fixed costs as a result of the sales increases, favorable product mix and continuing cost control initiatives.

Commenting on the quarter, Hawk’s Chairman and CEO, Ronald E. Weinberg, said, “We are very pleased with the results of our first quarter. Because we have yet to have a strong assist from the economy, these improved results validate the success of our market strategies and cost control programs. Our friction technology is winning new customer applications in our friction products segment. Our “conversioneering” of new parts to powder metal applications is gaining new customers in our precision components segment. At some point, we can expect an improvement in the economy, coupled with our strong market position and technology, to provide us with a sales impetus that we haven’t seen for several years.” Mr. Weinberg continued, “We are in the process of expanding our production capacity in China for both friction and powder metal components.”

Mr. Weinberg added, “During the first quarter of 2003, we paid down our debt by $9.2 million. This debt paydown improved our liquidity and increased the borrowing availability under our bank revolver to levels in excess of $15.6 million as of March 31, 2003. Compared to the fourth quarter of 2002, our sales in the first quarter of 2003 increased by $11.0 million, or 23 percent. Despite this sales increase, through aggressive management actions we were able to decrease our operating working capital (accounts receivable plus inventory less accounts payable) by $0.5 million during the quarter. We will continue to make working capital management a priority throughout the year.”

As a result of the adoption of SFAS 142, the Company reported a net loss after a change in accounting principle for the three month period ended March 31, 2002 of $2.08 per diluted share. There were no goodwill impairment charges in the comparable period of 2003.

Segment Results
In the friction products segment, first quarter net sales increased 20 percent to $31.3 million from $26.0 million in the year-ago period, caused primarily by net sales increases in the construction, agricultural, automotive, as well as increases in aerospace sales during the quarter. At its international operations, the Company continued to experience strong demand for its products. The Company’s Italian facility benefited from new product introductions to new and existing customers. As a result, net sales at this facility were up 23 percent from the prior year period. The Company expects the sales demand to continue into future periods at this facility as it takes advantage of new sales opportunities, new product introductions and increased demand for the Company’s products.

The Company’s Chinese friction facility, located in the Suzhou province, continued to record increased net sales activity during the quarter. This facility is in the process of expanding its product offerings to include cellulose based (paper) friction materials. To date, the Company has had no production impact at its Chinese facility as a result of the SARS medical issues in China. However, the Company has limited travel to this facility until the situation in China has been stabilized. A prolonged SARS epidemic could delay new product introductions in both its friction and precision component segments. At this time, the Company is unable to predict whether its facility in China will be adversely affected by this situation.

Income from operations in the friction products segment during the first quarter of 2003 increased 145 percent, to $2.7 million, up from $1.1 million in the comparable prior year period. The increase during the quarter was primarily the result of gross margin improvements due to improved absorption of fixed costs as a result of the net sales increase, higher than anticipated sales to the aircraft market as well as continued cost control initiatives during the period.

In the precision components segment, net sales increased 11 percent to $19.1 million in the first quarter from $17.2 million in the year-ago period. The segment’s net sales increase during the quarter was due to new product introductions and volume increases in several of the markets served by the segment.

The Company’s precision components segment reported income from operations during the first quarter of 2003 of $0.8 million, a 700 percent increase, compared to $0.1 million during the comparable year-ago period. This increase was primarily due to net sales volume increases, manufacturing efficiencies and cost control initiatives.

Net sales in the Company’s racing segment, which consists of racing clutches and drive train components, were $4.0 million in the first quarter of 2003, an increase of $0.1 million from the year-ago quarter. Income from operations for the first quarter of 2003 was $0.4 million, a decrease of $0.3 million, compared to the year ago period. The decrease was primarily the result of product mix as well as increased spending to expand and support new product development and design programs.

In the Company’s motor segment, first quarter 2003 net sales increased 56 percent, to $4.2 million from $2.7 million in the year-ago period. The increase was primarily the result of new business in the U.S. and Mexico as new customers are being served from both of the Company’s locations. Losses from operations during the first quarter of 2003 were $0.6 million compared to $0.5 in the comparable quarter of 2002. The loss is primarily the result of product mix as well as higher than anticipated operating expenses resulting from continued operational ramp up and employee training inefficiencies in the Mexican facility as production increases. Additionally, the Company incurred higher than expected employee benefit costs in its U.S. facility during the first quarter of 2003.

Business Outlook
“Despite the sales increases we achieved in the first quarter of 2003, our outlook for the balance of 2003 remains conservative given the recent global conditions. Yet we do believe that economic trends are pointing upward for the first time in several years. Based on discussions with our customer base and an expected second half improvement in the economy, we expect our 2003 revenue growth will be weighted toward the second half of the year. Additionally, we expect that sales to the aerospace market for the full year of 2003 will show a decline in spite of the increase we experienced in the first quarter. At this time, we still feel comfortable to expect a revenue increase of approximately 10 percent compared to our full year 2002 levels,” Mr. Weinberg said.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company’s motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees and 16 manufacturing sites in five countries.

Forward-Looking Statements
This press release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of the Company’s debt service requirements on funds available for operations and future business opportunities and the Company’s vulnerability to adverse general economic and industry conditions and competition; the continuing impact of the decline in the aircraft market on the Company’s gross margins; the ability of the Company to use all of its manufacturing capacity because of continuing softness in the commercial and industrial end-markets served by the Company; the ability of the Company to begin generating profits from its facilities in Mexico and China and to turn a profit at the start-up operations at Hawk MIM; the impact on the effect of SARS on the Company and its Chinese operation; as the Company continues to expand internationally, the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, April 29, 2003 at 11:00 a.m. Eastern Time. An archive of the call will be available shortly after the end of the conference call on the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman and CEO (216) 861-3553

Jeffrey H. Berlin, President and COO
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Net sales	$58,590	$49,804

Cost of sales	45,643	39,025

Gross profit	12,947	10,779

Selling, technical and administrative expenses	9,464	9,198

Amortization of intangibles	197	203

Total operating expenses	9,661	9,401

Income from operations	3,286	1,378

Interest expense	(2,745)	(2,451)

Interest income	12	63

Other expense, net	(255)	(202)

Income (loss) before income taxes	298	(1,212)

Income tax provision (benefit)	179	(612)

Net income (loss) before cumulative effect of change in accounting principle	119	(600)

Cumulative effect of change in accounting principle, net of tax		(17,200)

Net income (loss)	$119	$(17,800)

Basic income (loss) per share:

Income (loss) before cumulative effect of change in accounting principle	$.01	$(.07)

Cumulative effect of change in accounting principle, net of tax		(2.01)

Net income (loss) per basic share	$.01	$(2.08)

Diluted income (loss) per share:

Income (loss) before cumulative effect of change in accounting principle	$.01	$(.07)

Cumulative effect of change in accounting principle, net of tax		(2.01)

Net income (loss) per share	$.01	$(2.08)

Average shares and equivalents outstanding:

Basic	8,562	8,555

Diluted	8,562	8,555

Other Data:

Depreciation	$2,709	$2,737

Amortization	$197	$203

Note: Certain amounts in 2002 have been reclassified to conform to 2003 presentation

HAWK CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in Thousands)

	March 31,	December 31,
	2003	2002

ASSETS

Current assets

Cash and cash equivalents	$3,430	$1,702

Accounts receivable	37,377	32,761

Inventories	32,194	33,261

Deferred income taxes and other current assets	7,406	9,074

Total current assets	80,407	76,798

Property, plant and equipment, net	66,455	67,892

Goodwill	32,495	32,495

Other intangible assets	10,508	10,701

Other assets	5,732	5,982

Total assets	$195,597	$193,868

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Accounts payable	$21,853	$17,851

Other accrued expenses	15,467	9,474

Bank facility	28,002	36,327

Current portion of long-term debt	2,317	3,103

Total current liabilities	67,639	66,755

Long-term debt	69,414	69,523

Deferred income taxes	6,244	6,233

Other	6,719	6,523

Shareholders’ equity	45,581	44,834

Total liabilities and shareholders’ equity	$195,597	$193,868

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